EXHIBIT 99.2

Transcript of
Westmoreland Coal Company
and Westmoreland Resource Partners, LP
Third Quarter 2015 Investor Joint-Conference Call
October 23, 2015

Participants
Keith Alessi - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer

Analysts
Brett Leavy - CRT Capital
David Gagliano -BMO Capital Markets
Mark Levin - BB&T
Matt Farwell - Imperial Capital
Ryan Tatio - Robert W. Baird
Lucas Heinz - FBR Capital Markets
Justin Van Black - Linden Advisors
Michael Goldenberg - Luminous Management
Peter Sisitsky - Stonehill Capital
Melissa Chan - R.W. Pressbridge
Lexi Fallon - Carl Marks Management
Ashwin Levy - Venner Capital
Alan Jacobs - Private Investor
Greg Venit - Morgan Stanley
Thomas Howard - Nomura

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company’s and Westmoreland Resource Partners LP Investor Conference call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone. (Operator instructions.) As a reminder, this conference is being recorded today, and a replay will be available as soon as practical on the investor portion of the Westmoreland site through November 26, 2015.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations, and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The company’s actual results may differ materially from the projections given and results discussed in any such forward-looking statements. Any forward-looking statements we make or comment about future expectations are subject to business risks which we’ve laid out for you in our press release today, as well as our previous SEC filings. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it

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specifically disclaims any obligation to do so even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Keith Alessi, Chief Executive Officer of Westmoreland Coal Company and Westmoreland Resource Partners LP will be delivering today’s remarks. Thank you, Mr. Alessi. Please begin.

Keith Alessi - Chief Executive Officer
Good morning. Joining me this morning is Kevin Paprzycki, our CFO; as well as Jason Veenstra, who is our CFO up in Canada. This morning I want to talk about the two press releases that went out this morning. I’m probably going to do them in reverse order based on some feedback I’ve received, and talk about where we are in the business and where we are in the quarter. But, let me start in reverse order and talk about the management changes that we announced in one of the e-mails this morning.

Those of you who’ve followed the company for some time know that over the last nine years I’ve had no less than six different titles as I’ve operated here with the business. We’ve always flexed in and out depending on what the needs of the business were during a particular period of time. Many of you may recall that at the time that we started engaging in conversations to purchase the Sherritt assets, I was operating as Chairman of the Board. I then came back in as CEO in August of ‘14. The announcement this morning, really, is just about turning over the day-to-day operations to Kevin and the other guys on the team while I continue to focus on the things I’ve always focused on, which are strategy, capital structure, supporting the operations as best I can by being out in the field and maintaining key strategic relationships with some key customers, particularly in Canada. That’s not going to change here.

We have come through a very strong period of due diligence looking at potential acquisitions to grow our business. That was driven by what the market was showing us. There were an incredible number of opportunities to bolt-on to our very good base business as we looked across the landscape this past summer and we’ve been fully engaged in analyzing those opportunities. Several of them we chose not to pursue, and that is a function of them not meeting our criteria. Our criteria have remained unchanged. They have to meet our business model. We have to purchase them at attractive multiples, and, they have to be long-term in nature.

Several of the assets that we looked at this past summer were, on the surface, very close to our business model; they were represented to us to be long-term in nature. But, as we got involved in the diligence, and until you get involved in the diligence you can’t figure these things out, we could not get comfortable with either the long-term nature of their contracts, the sustainability of their customers, or the geology and cost structures of the mines going forward. So, we opted to walk away from numerous opportunities that had been presented to us. So, while we were knee-deep in due diligence on deals, it did not make sense to me to change any titles or day-to-day responsibilities inside the company because we had our hands full.

As we wind down the year, we have fewer of these kinds of opportunities on the table in front of us. I believe we’re moving into harvesting season. We’ve built an incredibly good platform, and now it’s time to take and reap the benefits of what we’ve sown. To me, that means deleveraging, which we’ve always talked about as the ultimate strategy here with judicious bolt-ons if and when we can find them.

As most of you on the phone call probably don’t know is that the responsibilities that Jason, and John, and Kevin do on a day-to-day basis are more reflected by the titles here that we have announced this morning. They’re the guys who are-John is the guy operationally is putting up the numbers. Kevin largely drives the culture and what goes on here in Denver. Jason has been a key player on the financial side of the business. So, I don’t see that there’s any diminishment in the potency of our management team as a result of what I consider to be a title change.

Now, a question was well, Keith, why didn’t you go back and be chairman again? To me, that’s a title. I firmly believe that a CEO should be able to sit in a board room with directors and say what he has to say without having basically his boss sitting in the room critiquing him. So, I can do all the things I do for the company without having to be sitting in a board room. Board rooms are about governance. Board rooms are about oversight. Board rooms are about strategy, and I’ll certainly be in the boardroom when I need to be on those topics, but I think this gives the management team better flexibility to do what they’ve got to do, and it allows me to do what I’ve got to do and I don’t see it as a major sea change, albeit, a title change.

One of the things that we’ve done over the years, we’ve been extraordinarily flat. We don’t hang our head on titles. We’ve often described our organization chart here as a Rubik’s Cube. We reformulate and reformat based

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on the task at hand. If we’re in acquisition mode, we put certain groups of people together and certain people run it. If we’re in operation mode, we do something else.

This is Westmoreland. This is how we operate. And I’m extraordinarily confident in the team executing the business plan that we have set out to execute. So, let’s move to the actual numbers and talk about the quarter.

The quarter was, I’d describe it as a steady quarter. Third quarter is always our weakest quarter. It’s our weakest quarter because of a number of things, primarily the fact that the Canadian operation has a seasonality tuned into it. That’s a function of the Canadian operations getting ready for the winter months. They want to make sure those plants are in good shape. It’s also a heavy maintenance spend quarter for us in Canada as we do the same, getting our equipment in good shape to be ready for the brutal weather that we’re going to see any day now in the north. So, this quarter-on-quarter versus last year is pretty flat. I’d just call it a steady quarter. It was not a particularly warm weather quarter; it wasn’t a particularly cool weather quarter. It was just there.

That as the set up then, we look at a couple of things here and the challenges of the business that we run on a daily basis. We’ve laid out here for you the impact, and I consider it a one-time impact of what went on out east with our largest customer, Buckingham and the MLP. Our largest customer out there, we came out of the blocks in January and February of this year with extraordinarily good numbers. It’s a very nice contract. We were having great performance, and they had an unexpected shutdown of the plant. The plant stayed down through the second quarter. We were told it would be back up and running in the third. As they brought it back up, they experienced some vibration issues in the unit. They took it back down. They brought it back up. They took it back down. They ultimately isolated the problem. It’s a fan in one of the units. The plant is currently running at half load. They have fabricated a new fan for the other half, and it’s supposed to be in by mid-November.

All of that combined impact on the year, when we were doing guidance, is probably about a $15 million impact. We’ve laid that out here. All that activity we talked about that we were conducting through the year, we probably spent about $5 million on outside engineers, and professionals, and whatnot. That’s reflected as well as we’ve narrowed the range of the guidance here.

The key number to focus on, in my mind, is the free cash flow numbers. Those numbers, because of both really good management of capital and just outstanding performance by our people in the field, we had some million-dollar and multimillion-dollar maintenance jobs that we ran this year that came in hundreds of thousands of dollars under budget because of the good work John Schadan, and all the folks in operations, have done. We’ve been able to manage our capital very closely, and we will, as we had projected, pay all of our interest and delevered to the tune of about $2.45 a share.

As we move forward, I see more of the same. We will continue to delever in the absence of what we consider to be attractive acquisition opportunities of which I think I’ve already indicated. We don’t see as many today as we did.

Let me address San Juan. San Juan, as you can expect, and I know a number of you follow this, has been under a lot of pressure from green groups who are trying to throw a monkey wrench in the approval process. The approval process moves forward. We’re being told by all parties on that end that they’re optimistic this will get approved in December. We have indicated that we are not concerned about our ability through equipment financing and other ways of debt financing to get that deal done. We will not have to issue equity nor do we intend to. We do not intend to issue debt that would have warrants or equity-like aspects attached to them. So, we think this will clarify itself sooner than later, and we fully expect this transaction will get closed right at year-end, which has always been the intent.

With that in mind, as we move into 2016, the tasks at hand here internally will be to continue to get efficiencies everywhere we can find them, to batten down the hatches and just generate cash everywhere we can and continue to delever the business.

We consider San Juan to be an extraordinarily attractive transaction and one that will actually help us delever if and when it gets completed, so we don’t see that being disruptive in any way, shape, or form. Our people have been in close communication with the BHP folks. We have a very good transition plan. And I should point out, our transition plan in the past has normally been a 30-day transition plan based on the speed at which we’ve done transactions. We’ve had a full six months to ramp up this transition plan, so we are very confident in our ability to bring that on board effectively, efficiently, and quickly once all the appropriate approvals are in place.

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With that, I’m going to turn it over to Kevin. He’ll walk you through in a little more detail, and then as always, we’ll open it up to questions.

Kevin Paprzycki - Chief Financial Officer
Thanks, Keith, and good morning, everyone. Our third quarter EBITDA came in right at $48 million. That was up from $41.6 million in the third quarter of 2014 and that was mostly driven by the MLP acquisition. We did experience some challenges this quarter, as Keith outlined. Weather was okay, pretty cool in July through mid-August, and then we did see a pickup there in August-September. But, early on it hit us at Jewett and hit us down at ROVA, but we didn’t see an entire Q3 or what we’d call a typical peak summer demand across any of our operations for very long.

We also saw the continued outage issues in Q3 and, again, that was one of the larger primary customers of Buckingham and the MLP.

Our third quarter net loss came in at $46.6 million. As has been in the past, it was heavily driven by some non-cash charges. We took a mark to market on the ROVA forward purchase contract. There were some non-cash debt charges as we paid off the debt around the Kemmerer Drop and then a fairly significant income tax expense, also non-cash.

We finished the third quarter with around $29 million of cash. That was following a decent cap ex spend of $17 million, but we did also make over $30 million of interest payments during the quarter, which the first and third quarters of the year are a little bit more heavily weighted on interest. But there was decent cash generation absent the timing of the interest payments.

I wanted to spend a little time going through the year-to-date cash generation and where we stand in our views on it since we’ve been getting a lot of questions. We’re going to focus, going forward, here on a consolidated basis, as the Kemmerer Drop sort of really muddies the analysis between the parent and the MLP on a standalone basis.

On a consolidated basis, our year-to-date EBITDA is $159 million. Our cash adjustments, as we’ve outlined in our IR deck and whatnot, basically representing retiree medical, reclamation, and deferred revenue around $22 million. Year-to-date we’ve spent over $49 million of cap ex. That kind of brings us to a free cash flow, as we’ve defined it internally, of around $88 million. Again, as Keith outlined, that $88 million went to $55 million of interest payments during the year, and then $36 million year-to-date of delevering in our capital leases. Year-to-date that’s about a $2 a share number.

Our cash did increase over the nine-month period. That was largely driven by the fact that we did upsize the term debt in Q1. We upsized it a little bit above and beyond the requirements we had for the Buckingham acquisition, but also including some working capital needs, mostly for Buckingham but also some general ones. Again, there were some acquisition and debt fees in the year, but we also paid down the beginning of the year revolver balance which was almost $10 million. But, cash did increase year-to-date, and it was driven mostly by those factors.

Turning to the guidance update and going into a little bit more detail, we are updating our consolidated full-year 2015 EBITDA guidance range to $215 million to $225 million. Again, I’m going to provide some detail on the drivers, but I want to emphasize we view this as a series of one-time events this year. We don’t see any issue with our model. We don’t see any issue with our long-term cash generation potential, nor do we see any problem here with our ability to delever going forward as we have done in the past.

The largest driver in the 2015 EBITDA was the outage of the Buckingham and MLP’s largest customer. It hit us significantly in Q3, and we expect it’s going to continue well into Q4. That was upwards of a $15 million total impact between both Buckingham and the MLP. Just as a reminder, I know a lot of people asked why so significant of an impact on a relatively small mine. If you recall, Buckingham is not a cost plus mine and so, therefore, the EBITDA and cash flows are more sensitive to volume decreases because it’s not a full cost plus. Our fixed costs aren’t being picked up by the customer.

We did do the $5 million of business development and expenses primarily in Q3. A lot of that was also associated with the MLP drop and getting our first drop organized and getting Kemmerer down into the MLP. But, a lot of it was on the potential acquisitions we looked on and passed. So you’ve got a combined $20 million impact between those two drivers.

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We’ve also updated our cap ex guidance range for the year, and we’re projecting we’ll come in well towards the lower end of the range; $75.5 million is around that, plus or minus is the midpoint there. I want to, again, emphasize the great performance the guys have done on large maintenance projects. They’ve beaten their estimates, challenged themselves, and come in favorable project after project. That really helped, and it’s really an execution rather than any kind of postponement of capital, so they’ve done a great job.

We think this year all of our other cash flow items will remain consistent with the whole historical spends we’ve outlined for people, so we think this year’s cash flow generation will cover, very similar to the year-to-date number, it’s going to cover our full-year interest, and it’s going to probably delever us to $2.45 a share allowing us to pay our capital leases. We’re able to do this in a year where we‘ve seen some unfavorable weather impacts, a few large customer issues, but also in a year where we’re absorbing somewhere in the $20 million range, mid-20s, of combined cash losses from our Coal Valley operations and ROVA operations. So, I think it outlines the future cash flow potential of our business once those get wound up.

With that, I’ll hand it back to Keith, and then we’ll go to Q&A.

Keith Alessi - Chief Executive Officer
Let’s just go right to Q&A.

Operator
Thank you. We will now be conducting a question and answer session. (Operator instructions.) One moment please while we poll for questions.

Thank you. Our first question comes from the line of Brett Leavy with CRT Capital. Please proceed with your question.

<Q>
First off, Keith, congrats on all the things you’ve accomplished and to all the guys with new titles, congrats as well. First question is with respect to the ROVA and other, hopefully, one-time, how long before that mid-20s hit fully dissipates and what is the time span for that as you guys see it?

Keith Alessi - Chief Executive Officer
The Coal Valley operation, we have take-or-pay provisions with both the rail and the port that expire at the end of 2017. If we don’t get clarity and visibility by certainly this time next year, you would wind that operation down. That operation is about half of that number on a net cash basis. Probably a little bit more on a net cash basis is due to the weak export market.

People say, well, why don’t you wind it down sooner? Well, you have a two-million-ton take-or-pay situation, that’s $36 million; it’s about $35 million, $36 million a year that your take-or-pay would be, so you run the mine as long as it’s less than take-or-pay is and we don’t anticipate it would get to that. So, that one goes away then.

Twelve months later, you have ROVA roll off. There’s a 36-month tail on that operation. So, that would be the time horizon on both of those. We intend to market ROVA. It’s hard to say on Coal Valley what the future there is. Obviously, it will be based on export pricing.

<Q>
You guys have delevered $36 million to date, the target is $44 million; you’ve got bonds trading at a discount. Is there any possibility that some of that number or even a higher number than that number could take place in the year in the bond repurchasing market?

Keith Alessi - Chief Executive Officer
We would be extraordinarily interested in repurchasing bonds if we had adequate liquidity to do so. We’re focused on getting the San Juan deal done, clearly. But, as we continue to generate cash into ’16, I could most definitely see us recommending to our board a buyback of bonds.

<Q>
Thanks very much. Those are my two.

Operator

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Our next question comes from the line of David Gagliano with BMO Capital Markets. Please proceed with your question.

<Q>
Thanks for taking my question and thank you for clarifying on the prepared remarks. I think it’s helpful. I did want to give you an opportunity to clarify even further, just given watching the stock here. And I wanted to frame it in the form of a few questions regarding 2016, understanding that there’s no guidance out there for 2016, but I’m hoping you can just put some people at ease with regards to the following questions.

The first question, is there any reason, really, to expect the EBITDA not to return to that $230 million to $250 million range in 2016? That’s my first question.

Keith Alessi - Chief Executive Officer
Until we issue guidance, I’d be uncomfortable answering the question. I’m not trying to be evasive; we’re in budgets as we speak. Obviously, the guidance will be heavily dependent upon resolution of the acquisition at San Juan. We’ll be out with guidance as soon as we know for certain that deal’s going to get done and what timeframe it will get done.

<Q>
I was hoping, considering what’s going here, again, I’m not looking for a specific number but -let me ask you, are there any big outliers that would change?

Keith Alessi - Chief Executive Officer
Let me put it this way. I can answer it this way. I would not expect that the customer at Buckingham and Oxford would have the identical and dramatic long-term, prolonged outage that they experienced this year. And I don’t think that we’ll have nearly the level of diligence on potential deals the next year. So, if that’s helpful.

<Q>
That’s helpful. I think that gets us going in the right direction. And then, just my follow-up since I only have one I’m going to ask a two-part follow-up, part A and part B. Part A, I was wondering if you could tell us, you mentioned in the beginning what happened in terms of the ramp up at the Ohio plant, so my first part of the question is what happened in the beginning? What was the unexpected outage? Was it an operational outage in the beginning of the second quarter that took that facility down or was it something else?

Keith Alessi - Chief Executive Officer
It’s all the same issue. They were experiencing vibration in the unit and that’s what took it down.

<Q>
Okay. Then, Part B-

Keith Alessi - Chief Executive Officer
It’s just taking an extraordinarily long time to get it repaired. The first repair didn’t take.

<Q>
Totally understandable. Makes sense. Then, part B of the question, one thing, the implied margins per ton in the third quarter in the US, when you separate just the implied margins per ton were pretty low and I’m wondering, what was happening to cause that? It was around two bucks. You have 6 million tons, $15 million of EBITDA, that’s a pretty low number. I’m wondering what’s going on there.

Kevin Paprzycki - Chief Financial Officer
I think it’s just a general mix this year between the mines. I guess, David, it depends on which segment you’re looking on. There’s also an impact of Kemmerer dropping down into the MLP. So, I think you just got that mixed with just general mix and volume issues. You’ve got a couple of shutdowns of customers that were down for a little bit longer and a couple that were up. Buckingham will fall into the US, too, and so that outage is going to really impact the margin per ton as well.

<Q>
Moving forward, should that recover?

Kevin Paprzycki - Chief Financial Officer

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Let me put it this way. On all the operations that weren’t impacted by either weather or the outages, margins were consistent with what they’ve always been.

Keith Alessi - Chief Executive Officer
Yes. There’s been no change in our cost structure nor our contracts that would cause that to occur. Its mix and timing, and the dynamics Kevin talked about.

<Q>
By any chance was that $5 million of M&A sort of expenses, did that flow through the US operations-was that allocated to any of the-

Kevin Paprzycki - Chief Financial Officer
I think it predominantly would have hit in the US.

Operator
Our next question comes from the line of Mark Levin with BB&T. Please proceed with your question.

<Q>
I want to return back to the 2016 conversation realizing that you guys are not prepared to give guidance and, obviously, David just asked a question around that. But, I just want to think from a big-picture perspective, if we assumed EBITDA wasn’t materially different next year than this year and, Keith, if I recall, at our St. Louis conference you’d mentioned that you felt like that was a reasonable starting point. So if we assume that and then we assume you seem reasonably confident, I suppose, that San Juan will close before year-end and let’s just hypothetically throwing numbers out there, put that around $60 million or so, you could be looking at potentially $300 million of EBITDA next year. Is that a completely outlandish way to think of it? Which is to say that is you got San Juan and things were just not materially different next year than this year that you could be approaching that level and that your free cash flow would be-I think the previous guidance that you guys put out prior to this release this morning was around $70 million. But just assuming San Juan generated half as much-generated cash flow in the neighborhood of half of EBITDA would get you to free cash of around $100 million. That’s even before you get some working capital returned back to you. So, am I thinking about this just completely wrong in the terms of the way the future looks?

Keith Alessi - Chief Executive Officer
I don’t think structurally you are. I’m not sure that I would concur with necessarily the San Juan EBITDA number. I think that, again, I’ve got to be cautious here because we have not issued guidance, but I’m fairly confident that the upper end of our range next year would not have a three in front of it.

<Q>
Fair enough. But, you would be in the upper twos I would imagine, no?

Keith Alessi - Chief Executive Officer
I can’t really answer.

<Q>
Fair enough. I’ll back off of that.

Let me pursue another question which is obviously San Juan, but there are several other smaller M&A opportunities that are out there that I would imagine fit the Westmoreland-type profile. One of them is north of the border, Highvale; another one is called Navajo. You’d mentioned before that you’d looked at a lot of different deals. Are we to assume that deals like these, which would be, I would imagine, be much, much smaller might require much less capital, are they included in that or do you feel any less positive or negative about smaller deals like the ones I just mentioned?

Keith Alessi - Chief Executive Officer
I wouldn’t necessarily call them smaller deals. The two deals you referred to are both contract mining situations, so they involve little or no capital because you go in and run a mine with somebody else’s equipment. That said, they’re a much narrower margin because you don’t have any risk. They’re also much more competitive bidding processes because there are a whole lot of people who would gladly just go in and run somebody else’s

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equipment. So, yeah, they’re included in opportunities, and I wouldn’t say they’re insignificant, but they certainly are not capital intensive because of the contract mining nature of it.

<Q>
How quickly might we or not find out about opportunities like these smaller opportunities?

Keith Alessi - Chief Executive Officer
The two you referenced should have resolution by the end of this year.

<Q>
By the end of this year. Are you feeling confident or would you care to hazard a guess as to whether or not you’re feeling good or worse about this?

Keith Alessi - Chief Executive Officer
From what we’ve been told, they’re going to make their decisions by the end of the year. So, I’m only going on what we’ve been told. Handicapping's difficult, but I’d say it’s a 50/50 kind of proposition any time you’re involved in an open bidding process.

<Q>
Got it, fair enough. Then, the final question is a more of a big-picture question around Canada. Obviously, a lot has happened north of the border from a political perspective as it relates to coal, specifically in Alberta and then more broadly I guess with the elections last week in Canada, so I guess I’m wondering how you feel like Westmoreland is positioned vis-à-vis some of the changing stuff that’s going on up there? My look at some of your plants in Alberta, you tend to have pretty efficient plants that wouldn’t seem to be targeted, at least under some of the initial proposals that we’ve seen, but I just wanted to give you a chance to maybe talk about how you view the Canadian market going forward in this changing world and how that might impact strategy going forward.

Keith Alessi - Chief Executive Officer
It’s a great question. I think the first place you have to start with is understanding that the Canadian governmental model is much different than our own. We’ve become so used to these non-stop mandates coming out of
Washington and the bureaucracy issuing proclamations and rules in the agencies. That’s not at all how the Canadian market works politically in terms of natural resource management. Natural resource management is much more provincial versus a federal sort of thing. We don’t believe that the election of last Tuesday really changes anything. This government is, in all likelihood, in fact, we’re fairly certain, will follow whatever the government in Alberta proposes. The Alberta proposals that, and we’ve been part of, by the way, John Schaden has testified in front of their environmental committee, we have a seat at that table, is likely to impact other people versus us for the reasons that you mentioned.

The plant, primarily Genesee that we supply is one of the most efficient in all of Canada and we don’t see impact on that facility. We have a couple smaller plants that we supply in Alberta that are due to retire from 2020, maybe through the 2025 timeframe, and they’ve always been modeled in our numbers. We don’t see any dramatic impact there.

The bulk of our EBITDA in Canada comes out Saskatchewan and Saskatchewan has very coal-friendly government and regulations, and they’ve made the investment in carbon capture and are likely to continue to do so. So we don’t see over the short-term horizon, or even in the intermediate horizon, any material change to what we had projected going on up there.

Operator
Our next question comes from the line of Matt Farwell with Imperial Capital. Please proceed with your question.

<Q>
Just some questions on Conesville. Wondering if the outages have affected the MLP operations at all? Your numbers for WMLP seem to be in line with my estimates. Is this really, primarily, a Buckingham issue?

And then secondly, as long as this issue goes on and, of course, it lasted longer than expected, but could you give us an idea of what the EBITDA loss would be at Buckingham for as long as Conesville is undergoing this outage?

Keith Alessi - Chief Executive Officer

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Well, I think we’ve shown what it is in the press release. It has affected both. It’s taken some upside off of the MLP. AEP has been an extraordinarily good partner there and has helped us move some tons through the MLP that would’ve gone to that unit as well. So, you’re right, it doesn’t appear on the surface that it’s impacted the MLP, but it’s robbed it of some upside. So the total impact of the outage is as expressed in the release, about $15 million versus what we had guided towards. We actually based on how it was coming out of the blocks early in the year when it probably exceeded for that component of our guidance, we would’ve exceeded that number.

<Q>
So the outages occurred over three quarters, so about $5 million per quarter?

Keith Alessi - Chief Executive Officer
Well, that’s a way to look at it.

<Q>
Okay. And then you mentioned in the past the cash flow impact from the Export Mine. Given the drop in pricing, you had mentioned about a $15 million hit on free cash flow from that mine. What Newcastle price were you seeing at that point? And then what kind of Newcastle prices does the mine see today?

Keith Alessi - Chief Executive Officer
Well, keep in mind that the Newcastle prices you see, those aren’t the prices you necessarily ship at. These orders are placed ahead of time, because you’ve got to get shipping in place and everything else. So, this is not you ring a register based on today’s price. A lot of the contracted tons out of there were contracted earlier in the year, especially to our Japanese accounts that are closer to the Japanese reference price versus Newcastle.

So, as we look at it, I think the better way to look at this thing, we’ve got Trafigura who is our partner at the mine in terms of marketing those tons. They show us everything that they’ve got, and we look on a load to load basis of what makes the math and what doesn’t, so we’re not always tied to Newcastle. What I can tell you is that as the year has progressed, we have trimmed the cash loss each quarter in that operation. That’s even in the face of declining topline per ton numbers. We’ve been able to get our costs down even more. So the range that we projected is, I would think, for as things sit today, the top end of that number, I’m optimistic we can manage to lower that number, moving forward.

<Q>
Great, thanks for taking my questions.

Operator
Our next question comes from the line of Brian Taddeo with Robert W. Baird. Please proceed with your question.

<Q>
Good morning, everyone. A couple for me. First, with regards to the guidance number because obviously that’s the big one, besides the outages, because there’s probably another $10 million to $15 million in that range of additional reduction in the guidance from the mid to upper end. Can you tell me bridge what those are, and how much of that could be one-time items or actual operational items?

Kevin Paprzycki - Chief Financial Officer
Well, again, the big two drivers for the, Ohio customer outage and M&A efforts. Compared to where we laid out the year in the guidance, while we’ve made improvement to Coal Valley, that price is lower, so Coal Valley is a big piece of it. I think probably Ohio and just general pricing and market conditions there. We trimmed the tons back, but it’s a challenging market beyond the key customers and the longer-term contracts there, so that’s a piece of it.

And then again, I think, just as Keith said, it was an okay weather year, but this certainly hasn’t turned out to be a typical summer for us. So I think we lost some of the upside of what a typical hot summer would bring, both across all of our mining operations but also in ROVA. There’s a couple of other scattered smaller outages that amidst all of our customers across the board, so I think it’s just a mix of a lot of probably smaller things, Brain.

<Q>
Are any of the assets, any of your customer’s assets down at all for economic reasons, given where commodity prices are? I know you’re pretty competitive in most cases, but was anybody down because they weren’t competitive, they switched, field switching, etc.?

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Kevin Paprzycki - Chief Financial Officer
No. Any type of reduction in their fuel take and their electricity production would’ve just been operational. Again, it goes back to the point that we believe all of our customers are generating power way below natural gas levels. We don’t see any displacement. We haven’t seen anything other than the operational issues we’ve outlined.

<Q>
And if I could ask one on San Juan. Obviously, given where bonds are trading, bank that’s trading, etc., what kind of things are you looking at, or how are you thinking about the financing aspect of that as it gets completed here, just given general market conditions and where securities are trading?

Kevin Paprzycki - Chief Financial Officer
We expect get some analysis out there soon on what our plans are going forward, but given where we are in that whole process, I think legally it’s tough for us to announce any more specifics about what we’re doing exactly. I think overall, again, as Keith said initially in his opening comments, I think there’s a path here that gets this done with debt financing at rates that will work given the attractiveness of this asset. Looking at the cash flows, especially in the first two years that’ll come from this asset, I think there’s a very solid return here and a value add.

<Q>
If you wouldn’t mind if I asked one last one. This is a bigger picture. With regard to your conversations with customers, we’ve seen in the past like Naughton III and talking about that being converted to natural gas, are you hearing any new talk from customers at plants, even though they’re not economic, as part of just the broader environmental considerations that their units are being looked at shutting down or being converted, etc.? There’s a lot of talk out there around Colstrip I and II. So if you could just provide any general comments around that, which would be great. Thanks.

Keith Alessi - Chief Executive Officer
The short answer is no. We have had no conversations along those lines.

<Q>
Okay. Thanks.

Operator
Our next question comes from the line of Lucas Pipes with FBR Capital Markets. Please proceed with your question.

<Q>
Good morning, everyone. Congratulations, Kevin. I wanted to peel the onion maybe a little bit further on WMLP, and I understand that the table that you provided that there’s probably some noise in there because of the acquisitions. But, when I think about the September quarter for both ‘15 and ‘14, could you remind us does this include all of Kemmerer in both periods? And then does it include also three months of the former Oxford assets in both quarters?

Kevin Paprzycki - Chief Financial Officer
You know, Lucas, one of the things that we found pretty challenging here is the GAAP requirements and the reporting requirements around this MLP Drop, because the GAAP requirements force you to go back and restate the year the drop was in, in both periods. That’s why what we’ve done in the financial statements is show, the actuals for 2/3/15 here show the two month benefit of having Kemmerer down there and that’s two months of operation we dropped right at the end of July, but on the pro forma we’ve gone back and restated it as if the combined entity were historical. So there’s a little bit of apples and oranges there. We’re in the process of finalizing those between now and year-end exactly how we report on that. So, we’ve tried to put pro forma in there in the MLP release that enhances our comparability.

<Q>
I used to think of Kemmerer as a call at around $40 million, $45 million EBITDA operation, so essentially, that would imply, if that is accurate, then it would mean that there’s relatively little EBITDA at the former, what I would call the former Oxford assets. Could you maybe elaborate on that? And then I have one more follow-up.

Kevin Paprzycki - Chief Financial Officer
Yes, and I think it’s worth noting too, in the second quarter, we were talking about some of the mining challenges in Kemmerer and they came roaring back and had a great Q3. So the MLP saw the benefit of that. But, we also

Page | 10

did see in MLP, it was not immune from the customer outage, so we saw some of that. Again, as I outlined, one of the impacts in our guidance ranges is the pricing and market conditions there. So, while our core key customer contracts remain pretty strong, there’s not a lot of incremental business there that’s worth taking. So we continue to manage that on a cash flow basis, which I think is the right thing to do, as opposed to just trying to chase revenue and EBITDA.

<Q>
Got it, and then since that part of the business works a little bit differently from a contractual basis, could you share with us how contracted your business is for ‘16 and so what exposure we could maybe see on that part of the business, just from potentially contracts rolling off and such.

Kevin Paprzycki - Chief Financial Officer
I don’t have the number in front of me, Lucas, but I think with the key customer contracts, we’re in the 50% to 60% contracted range for next year and I think that’ll probably go up here in the next three months.

<Q>
Got it. Alright, well I could go on, but I’ll jump back in the queue. Thank you.

Operator
Our next question comes from the line of Justin Van Vleck with Linden Advisors. Please proceed with your question.

<Q>
Hello, guys. My questions have been answered. Thanks.

Operator
Our next question comes from the line of Michael Goldenberg with Luminous Management. Please proceed with your question.

<Q>
Good morning. I have wanted to ask about Buckingham. Since the plant has stopped experienced operation and is back up online, what’s the capacity of backup for the plant?

Keith Alessi - Chief Executive Officer
For the mine?

<Q>
No, well for the mine, sorry.

Keith Alessi - Chief Executive Officer
Yes, we’ve right-sized that mine at about 1,100,000 tons. Prior ownership was running it at a much higher number at much higher costs and unprofitably in a lot of ways. So our whole strategy around Buckingham was to serve the first million or so tons on the contract out of that mine and the remainder of it going over to Buckingham. That’s a requirements contract for 1,100,000 tons. We believe that it would’ve done about 1,700,000 tons this year, based on what the original projections were, pre-outage.

<Q>
I’m trying to understand, now that the outage is over, is the plant back up to what was originally was planned? Or is there some ongoing issues?

Keith Alessi - Chief Executive Officer
The outage is not over yet. They’re coming up mid-November and we do not have the ability to stockpile mass quantities of coal at that mine, so the mine is not operating at a very high level while we’re waiting for the customer to come back up.

<Q>
Right, so when the customer comes back, do you feel like the capacity of the customer will be the same as it was before or is there reason to believe that there’s been a permanent shift?

Keith Alessi - Chief Executive Officer

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No, no, no, no. No, no. This is a key plant for them and a very profitable and well-scrubbed plant. This plant will go right back up to where it’s historically been. It’s just been working its way through this maintenance issue.

<Q>
Okay. And my other question is on overall guidance in 2015. In hindsight, now that you have nine months of the year behind us, was the original guidance based on everything hitting right on all cylinders or was there slack in case some of these one-time things were to go wrong?

Keith Alessi - Chief Executive Officer
Certainly, the top side of any guidance range assumes everything goes perfect and the bottom is below where you think you’re going to come in. I mean, I don’t know anybody who gives guidance that doesn’t do it that way. So the top side was certainly an optimistic outlook on the world. And as the year’s rolled out, it’s rolled out in the way it has, and we’ve made the adjustments as we’ve discussed and we’ve talked at length about the key components of why it is where it is now. But I think it’s interesting to point out that even if you go back to the initial guidance and looked at the best-case scenario being highest end of the EBITDA and lowest end of capital, and the worst-case scenario being lowest end of EBITDA and highest end of capital, we’re still within those range outcomes.

<Q>
My ultimate question, when you think about 2016 guidance, I’m not going to ask about the actual guidance, is there anything you believe from 2015 that in terms of approach to giving guidance that may have changed over last nine months, just structurally how you put together guidance?

Keith Alessi - Chief Executive Officer
We’re certainly going to review it and review it and then review it again. My guess is we’ll probably go with a narrower range next year, and perhaps not look as much at upside scenarios. But, you know, I think the take away I would have is that the base business is what it has always been - a long-term contracted predictable base. Interestingly, Buckingham is the one asset in the portfolio that is cost protected, but it’s not a cost plus. Had it been a cost plus contract, it wouldn’t have been a deviation, but that’s just the way those work. These things happen, but I don’t think our guidance methodology was flawed, if that’s the question.

<Q>
What would you think if in 2016, just for argument’s sake, you would have given guidance of 100 to 110 maybe for next year would do just 100 to 105, just to be more on the safe side?

Keith Alessi - Chief Executive Officer
I’m not sure where the hundred number comes from.

<Q>
I’m just throwing completely random numbers. Like if before you would’ve issued guidance of $100 to $110, these days you would more likely issue guidance of $100 to $105.

Keith Alessi - Chief Executive Officer
Maybe, maybe. We’ll explain our methodology when we release guidance, that’s for certain.

<Q>
Understood. Thank you very much.

Operator
Our next question comes from the line of Peter Sisitsky with Stonehill Capital. Please proceed with your question.

<Q>
Thank you. A lot of my questions have been answered, but one that I’m curious about is to understand the movement in capital with the drop-down. I believe you put some of the purchase price for Kemmerer as a terminal down at WMLP that cash flowed off. Did you retire some of the term loan or when we talked about the $36 million of deleveraging, does that include everything?

Kevin Paprzycki - Chief Financial Officer

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When we were talking about $36 million year to date, we were only including the capital leases. So we were approaching it more on a consolidated basis. So we raised the debt of the MLP and then retired the term loan, but I haven’t factored that in.

<Q>
Can you just give us a scale of that movement between the term loan parent and the WMLP?

Kevin Paprzycki - Chief Financial Officer
I think we borrowed roughly $115 million and I think we paid down roughly $100 million. The $15 million was swept through a revolver there midyear, so that’s also one of the working capital changes in the pay down to the revolver that I referenced earlier on cash.

<Q>
Okay. Great. That was very helpful. Thank you.

Operator
Our next question comes from the line of Melissa Pan with R.W. Pressprich. Please proceed with your question.

<Q>
Good morning. Thanks for taking my question. First one is just regarding you mentioned a lot about you’re not seeing as much M&A opportunities going forward. What about potential drop downs? Do you still foresee something in the pipeline maybe in the next 12 months or so?

Keith Alessi - Chief Executive Officer
You know, it’s no. Historically, there’s been an arbitrage between cost of capital and MLP and at the parent. That is not present at the moment. Certainly, we would not execute another drop-down until we felt it would overall reduce our cost of capital. I think that’s going to be driven exclusively by market conditions. Given the market conditions today, we have no plans to execute a drop-down until that recovers.

<Q>
Okay, thank you. And the next one is related to the Buckingham and also just related to, in general, customer plant outages. What type of scenario would you be able to recover insurance proceeds for such outages? Some understanding that will be some sort of take-or-pay contract with the customers and if they didn’t declare some outages, you will be reimbursed for certain amount?

Keith Alessi - Chief Executive Officer
Business interruption insurance is only collectible when there’s an insurable event that occurs. So, if the plant had an explosion, which is an insurable event at their end, that’s a BI claim. If it’s a maintenance issue, which this has been, it’s not covered under BI. We’ve had both of those types of situations over the years. Some we’ve had have been covered by BI and others have been maintenance and so they’re not covered. These are requirement contracts, not take-or-pay, so we don’t have take-or-pay provisions in our contracts.

<Q>
Okay. Thank you. That’s all.

Operator
Our next question comes from the line of Lexi Fallon with Carl Marks Management. Please proceed with your question.

<Q>
Hello. All my questions were answered. Thank you.

Operator
Our next question is a follow-up question from David Gagliano with BMO Capital Markets. Please proceed with your question.

<Q>
Alright, great, thanks. And thanks for staying on so long and taking all the questions, by the way.

Keith Alessi - Chief Executive Officer

Page | 13

We’ll stay as long as they’re coming.

<Q>
Okay, we’ll be here all day. The follow-up is tied to the comment made earlier. I just wanted to try and engage repricing risk, I guess, for 2016. I think, Kevin, you mentioned 50% to 60% is priced in Ohio? I was wondering if you could give us some volume price of what is exposed to pricing and what the average price, if you can give us a sense, is the average price for the contracts that are rolling off, and also geographically where those contracts are?

Kevin Paprzycki - Chief Financial Officer
Put it this way, I’d rather focus on the bigger picture, which is those Ohio operations have some really good long-term contracts. Those contracts are at pretty solid prices. The rest of the business is more short term in nature and would be going to the market. So I think roughly 60% of the tons that we do, if you want to say that’s a mid-3 to 4 million ton historical operation, you are going to have about half of that, maybe 60% of that is going to be under contract pretty solid pricing and pretty solid customers. I think the rest of it is probably a little bit more at risk to the market pricing. And, that’s right now, and I know there’s contracts, our sales guys and our ops guys are looking at right now and renewing, but I think right now you’re looking at probably a lower $40 level compared to where the Appalachian prices were a year ago.

<Q>
Okay, so again, so we’re talking about a couple million tons, lower $40 level now and is that $10 a ton lower than last year that were talking about?

Kevin Paprzycki - Chief Financial Officer
When you say lower than last year, you’re talking about this year ‘15 versus ‘16?

<Q>
Yeah, about the price you said the price was in the lower 40s.

Kevin Paprzycki - Chief Financial Officer
I don’t think its $10 a ton because I think we’ve seen the lower prices pretty consistently throughout this year.

Keith Alessi - Chief Executive Officer
We’ve walked away from business that wasn’t at numbers that made any sense.

<Q>
Okay. All right, I was just trying to avoid the surprises on the 2016 outlook, so that’s really the purpose for the question. All right, I’ll leave it at that. Thanks.

Operator
Our next question comes from the line of Ashwin Reevy with Venor Capital. Please proceed with your question

<Q>
Hello, guys. Appreciate you taking the questions. Just had a couple quick ones. With respect to the notice from the Alberta regulator or the Canadian regulator at Cole Valley that came out last week, just wanted to confirm that 100% of any findings or liabilities there, it’s all on Sherritt and there’s nothing that affects Westmoreland whatsoever with respect to that?

Keith Alessi - Chief Executive Officer
Yes, I’m glad you brought that up. Yes, those charges all relate to activity under Sherritt’s ownership. Sherritt pays us back for all the work we do on their behalf and it’s not an issue for us.

<Q>
Okay. Great. Then my second question is, we obviously applaud the commentary about delevering and strengthening the balance sheet a bit. I was just curious to see, are there any limitations as far as buying back bonds or anything like that in other portions of your credit facilities that would limit your ability to go out and execute that or is it more limited to levels the boards approve and free cash flow? I’m just trying to understand the constraint that is against the debt pay down for next year as you think about the free cash flow profile, it should look pretty decent.

Page | 14

Kevin Paprzycki - Chief Financial Officer
Yes, we talked a while back about the constraints of buying equity, but we don’t have those constraints or really any constraints about buying back the bonds. I think all of our debt facilities view that, the delevering is favorable. So, it’s basically just based on the cash flow we generate in this one.

<Q>
Okay, thanks, guys. That’s all I had.

Operator
Our next question comes from the line of Alan Jacobs, a private investor. Please proceed with your question.

<Q>

Hello, guys. How are you doing?

I have a couple questions. San Juan I read the whole contract. It was out there I guess mistakenly printed in a New Mexico newspaper. Since that is out there in the public domain, are we still not allowed to really talk about that because I have a few questions on that?

Keith Alessi - Chief Executive Officer
Well, I mean I don’t know what it is you want to talk about. What’s in the document tells you what we bought it for. It doesn’t tell you anything about what our cost structure is.

<Q>
Right, but somewhere there was a number thrown out that the first two years would be around $60 million EBITDA. Is that not correct?

Keith Alessi - Chief Executive Officer
You didn’t read that in any contract and we haven’t stated that.

Kevin Paprzycki - Chief Financial Officer
I think there’s analysts out there, Alan, who have done a pretty thorough job and come up with those estimates. But, the bottom line is we’re still bound by the nondisclosure agreement, so we can speak about any of the details until we close. So the fact that those contracts are out there, I think it’s helpful that you can see the price in the coal supply agreement, but you don’t know the cost structure so you can’t translate that to EBITDA and you can see the purchase price, but other than that I don’t think we can really offer more color and I don’t think that information’s that helpful.

<Q>
Okay, so okay. I understand that. So I guess we really, from the way I sit here and I’ve been in the stock 18 years and I’ve spoke about it and written about it, and talked about short-sellers and whatnot, I guess we really, a lot of people on this call need to have a question answered about the stock prices to see where we’re trading right now, where we fit in the morning and I have a couple of questions related to that. How are we going to bury these short-sellers who seem to be pretty good in their trade right now? And, Keith bought back stock, bought some stock in the open market not that long ago at $23.95. So, when and if will you be able to go back to the market? I understand you are in possession of material information, but do you intend to purposely buy back more shares? Do other insiders intend to buy back more shares? Then I guess I just like you to talk about the value of our stock and what you see here to make our stock rebound basically.

Keith Alessi - Chief Executive Officer
Well, Alan, you asked about four questions there. Let me try to address stock prices as a topic versus all the different questions you asked in there. We have always been of the belief that we run our company as responsibly as possible, communicate as clearly as we can to the marketplace, and try to articulate a strategy for long-term value creation. That narrative has remained largely unchanged. Mine Mouth cost-plus, and/or protected, long-term, good predictable cash flows, delever - that story hasn’t changed. How the market chooses to value that is really not something that we can control.

As you are well aware, we have seen dramatic reductions in the value of equity without any material change in really the prospects of performance of the business. There’s plenty of external factors including the performance

Page | 15

of other equities in this space, the political environment, the narrative around coal, and we’ve never tried to manage this business by gimmick or by press release. I don’t think we’re going to get into that.

As far as insiders and what they know, what they don’t know, and what their investment intents are, I can’t speak to each individual’s personal financial situation. I can tell you that we have an extraordinarily capable management team. Most of them are fairly young. This is the biggest position in most of their portfolios, and I doubt many of them have a whole lot of liquidity to go out and make big buys, if that’s what you’re asking for. I can’t really address it any more than that, Alan. You and I’ve had this conversation every quarter now for a year, and the answer hasn’t really changed.

<Q>
Well okay. Fair enough, and I appreciate everything you’ve done and I like the way you run the company, but there just seems to be quite a disconnect in terms of the stock price. I think it’s a fair question for shareholders to see if there is anything out there that really is going to change the dial right now. I understand you’re running your business. You’re doing good deals and maybe you [indiscernible] guidance when it comes out, maybe that’ll be the game changer. If you can’t speak for other people, EBITDA I believe you could at least speak for yourself in terms of your intention it regarding open market purchases.

Keith Alessi - Chief Executive Officer
I’m not going to comment on that on this call.

<Q>
Okay.

Operator
Our next question comes from the line of Greg Venit with Morgan Stanley. Please proceed with your question.

<Q>
Thank you for taking my questions. Congratulations, Kevin and to your management team for the promotions. On the San Juan contract, can you tell us, and maybe you already mentioned this, is it a cost protected contract or a cost-plus contract?

Kevin Paprzycki - Chief Financial Officer
It falls closer to a cost protected contract. It’s certainly not a cost-plus contract.

<Q>
Okay. And then the second I guess this is a request. When the plant in Ohio comes up and operating, will you issue a press release saying that it’s come back online?

Keith Alessi - Chief Executive Officer
I guess we could do that.

<Q>
Thank you. That’s it.

Operator
Our next question comes from the line of Thomas Howard with Nomura. Please proceed with your questions.

<Q>
Hello, most of my questions have been answered. I just have one clarification, I think on past calls when you referred to ROVA, potential exit from that asset, you said it might wait until the current contract runs off in ’18. Did I hear earlier on this call that you may accelerate that timeframe and try to market it in the near term?

Keith Alessi - Chief Executive Officer
Well, we’d be interested in doing so. Currently, the Dominion who’s the off taker there, has the right of first refusal, and that’s always dampened any efforts to market, but we certainly are open to approaches.

<Q>
I have some other detailed questions but I can wait for the Q. Do you know what the timeframe for that would be?

Page | 16

Kevin Paprzycki - Chief Financial Officer
It should be the later part of next week. So when you release your earnings this early, the team has done a great job of getting the earnings out, especially considering all the challenges around the drops, so they are to be commended, but I think the Q is probably later part of next week.

<Q>
I’m afraid just to confirm you said that the debt at the MLP level might be 115 higher and that WLD would be 100 million lower. Does that sound right?

Kevin Paprzycki - Chief Financial Officer
That’s correct.

<Q>
Alright. Thank you.

Operator
Our next question comes from the line of Lucas Heinz with FBR Capital Markets. Please proceed with your question.

<Q>
Thanks for taking my follow-up. There’s been a number of questions on San Juan and I was wondering, of course your expectations are for the deal to close and you laid it out how you expect to finance it. I was wondering in case market conditions are challenging or any other reason really, is there a breakup provision in case the deal does not close?

Keith Alessi - Chief Executive Officer
No, I don’t believe so. Again, we’re very confident that we’re going to get this done in a way that people will be satisfied with. We’ve had plenty of people approach us on this, I should mention, particularly after last quarter’s call. We’ve seen some very creative ideas and some very good ideas. The people who have presented to us have been unwavering in their support for what we’re doing, so I’m not worried about it as I sit here.

<Q>
Good to hear. Thank you for that color. I think we haven’t been speaking much about capital expenditures. You took down guidance for this year. Could you share with us what caused the reduction? And then should we think of it more as a deferral, so essentially could this come back next year or was it something that you were able to take out structurally out of your capital expenditure budget?

Kevin Paprzycki - Chief Financial Officer
Lucas, we went over that earlier in the call, but it was essentially great operating performance. The guys had a large number of dragline rebuilds this year that they all beat their cost projections. So I think this year we’re looking at somewhere in the mid- $1.30 range per ton. I think the historical average is still in the $1.50 a ton and it’ll be lumpy going up and down, but this year was just great performance by the guys. I don’t think there’s anything that’s going to come back in future years.

<Q>
Got it. As we think about it going forward, we can hold it at this $1.30 level now?

Kevin Paprzycki - Chief Financial Officer
No, I said the average for our type of mine is going to be $1.50. So I think this is the year where were a little bit below.

Keith Alessi - Chief Executive Officer
The key take away here is this is not deferral.

<Q>
Okay, got it. Thank you.

Operator
Thank you. Ladies and gentlemen, due to time constraints we have reached the end of the question-and-answer session. Mr. Alessi, I would now like to turn the floor back over to you for closing comments.

Page | 17

Keith Alessi - Chief Executive Officer
I think that we’ve said all that there is to be said for today and we’ll be chatting here at year-end.

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